EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
 OF
TASTY BAKING COMPANY

The Corporation’s Articles of Incorporation shall be amended by deleting Article FIFTH in its entirety and inserting a new Article FIFTH which shall read in its entirety as follows:

“FIFTH:  The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares of common stock having a par value of $0.50 per share.  Any or all shares of each class and series, or any part thereof, may be certificated or uncertificated, except as may be otherwise expressly provided in the terms of a particular class or series and except that shares represented by a certificate that are issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the corporation.  In accordance with Section 1528(f) of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provision, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of holders of uncertificated shares of the same class and series shall, except as otherwise expressly provided by law, be identical.”